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                                 EXHIBIT (c)(6)














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                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT is made this 27th day of August 1998, by and between I. C. Isaacs & Company, Inc., a Delaware corporation (the "Company") and Gary Brashers (the "Consultant").

                              EXPLANATORY STATEMENT

         The Consultant voluntarily terminated his employment with the Company effective the date hereof pursuant to Section 11 of his Employment Agreement dated May 15, 1997.

         The Company desires to continue to engage the Consultant's services for a period of time on the terms and conditions herein set forth, and the Consultant has agreed to provide such services on the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, the parties agree as follows:

         1. Consultantcy. The Company hereby retains the Consultant during the Term (as defined below) of this Agreement. The Consultant shall be deemed an independent contractor and no employment relationship shall exist between the Company and the Consultant.

         2. Term. This Agreement shall begin August 27, 1998 and shall continue until August 27, 1999 (the "Term"), unless earlier terminated in accordance with the terms hereof.

         3. Fee. The Consultant's fee (the "Fee") for providing services to the Company during the Term under the terms and conditions of this Agreement shall be at the rate of Two Hundred Forty-Seven Thousand Dollars ($247,000) per annum. The Consultant's Fee shall be paid throughout the year as earned, in accordance with normal payroll practices of the Company.

         4. Duties.

         A. During the Term of this Agreement, the Consultant shall act as full-time advisor to the Company in connection with its domestic and foreign manufacturing operations and shall perform such other duties as from time to time shall be assigned to him by the President or the Chief Executive Officer of the Company. The Consultant shall perform such additional

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duties and functions without separate compensation, unless otherwise authorized by the Board of Directors of the Company.

         B. The Consultant shall devote his full time, attention, skill, and energy to the performance of his duties under this Agreement, and shall comply with all reasonable professional requests of the Company; provided, however, that the Consultant will be permitted to engage in and manage personal investments and to participate in community and charitable affairs, so long as such activities do not interfere with his duties under this Agreement.

         5. Expenses. The Company shall reimburse the Consultant for all reasonable expenses incurred in connection with his duties provided on behalf of the Company, provided that the Consultant shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by him. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company's right to claim income tax deductions for such expenses.

         6. Office Space. The Company shall provide the Consultant with customary office space in and access to its manufacturing facilities during the Term or until the Company no longer conducts manufacturing operations in Mississippi.

         7. Termination of Agreement for Cause. Notwithstanding the provisions of Section 2 of this Agreement, the Company may terminate the Agreement (and all of the Consultant's rights and benefits under this Agreement) terminate immediately and without further notice upon the happening of any one or more of the following events:

         A. The Consultant has been or is guilty of (i) a criminal offense involving moral turpitude, (ii) criminal or dishonest conduct pertaining to the business or affairs of the Company (including, without limitation, fraud and misappropriation), (iii) any act or omission the intended or likely consequence of which is material injury to the Company's business, property or reputation, which act or omission continues uncured for a period of ten (10) days after the Consultant has received written notice from the Company, and/or (iv) gross negligence or willful misconduct which continues uncured for a period of ten
(10) days after the Consultant has received written notice from the Company;

         B. The Consultant persists, for a period of ten (10) days after written notice from the Company, in a course of conduct reasonably determined by the Board of Directors of the Company to be in violation of his duties to the Company under this Agreement or otherwise in violation of the covenants, agreements or obligations under the terms of this Agreement;

         C. The Consultant's death; or

         D. The continuous and uninterrupted inability to perform the Consultant's duties on behalf of the Company, by reason of accident, mental or physical illness or impairment, or disease, for a period of sixty (60) days from the first day of such inability to perform his duties.

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(Subsections A, B, C, & D of this Section 7 hereinafter referred to collectively and individually as "Cause").

         In the event of a termination of this Agreement for Cause, the Company shall pay the Consultant his earned Fee through the effective date of the termination, and the Consultant shall immediately thereafter forfeit all other rights and benefits, including but not limited to any right to the remaining unpaid portion of the Fee pursuant to Section 3 of this Agreement, he would otherwise have been entitled to receive under this Agreement. The Company and the Consultant thereafter shall have no further obligations under this Agreement except as otherwise provided in Sections 10 and 11 of this Agreement.

         8. Termination of Agreement by the Company Without Cause. Notwithstanding the provisions of Section 2 of this Agreement, the Board of Directors may terminate this Agreement, at any time, for reasons other than for Cause by notifying the Consultant in writing of such termination. If this Agreement is terminated pursuant to this Section 8, during the remainder of the Term, the Company shall pay the Consultant his Fee at the rate and in the manner required by Section 3 and in effect immediately prior to the date of termination and after the Term, the Company and the Consultant shall have no further obligations under this Agreement except as otherwise provided in Sections 10 and 11 of this Agreement.

         9. Termination of Agreement by the Consultant. Notwithstanding the provisions of Section 2 of this Agreement, the Consultant may terminate this Agreement at any time by giving the Board of Directors written notice of his intent to terminate, delivered at least sixty (60) days prior to the effective date of such termination.

         Upon expiration of the sixty (60) day notice period (or such earlier date as may be approved by the Board of Directors), the termination by the Consultant shall become effective. Upon the effective date of such termination, the Company's obligations under Sections 3, 4, 5 and 6 of this Agreement shall immediately expire.

         10. Non-Competition. The Consultant and the Company recognize that due to the nature of his relationship with the Company, the Consultant has had and will have access to, and has acquired and will acquire, and has assisted and will assist in developing, confidential and proprietary information relating to the business and operations of the Company (for purposes of this Section 10 and Section 11 below, the Company shall mean the Company, I.C. Isaacs & Company, L.P., I. G. Design, Inc., or any of its/their affiliates or successors) including, without limitation, information with respect to their present and prospective services, systems, products, clients, customers, agents, and sales and marketing methods. The Consultant acknowledges that such information has been and will be of central importance to the Company's business and that disclosure of it to others or its use by others could cause substantial loss to the Company. The Consultant and the Company also recognize that an important part of the Consultant's duties will be to develop good will for the Company through his personal contact with the Company's clients,


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and that there is a danger that this good will, a proprietary asset of the
Company, may follow the Consultant if and when his relationship with the Company is terminated.

            A. The Consultant agrees that during the Term of this Agreement:

                  (i) The Consultant will not directly or indirectly (for his own account, or for the account of others) within the United States or Mexico or Asia, whether as a partner, proprietor, employee, consultant, agent or otherwise, participate or engage in any business that competes with, restricts, or interferes with the business of the Company, including, without limitation, any business in the young men's and women's sportswear industry.

                  (ii) The Consultant will not directly or indirectly (for his own account, or for the account of others) interfere with, solicit, or accept for himself, his benefit, or for anyone other than the Company, any of the clients or customers of the Company, at the time of said termination, or any potential clients or customers solicited or being solicited by the Company at the time of such termination or within the period one (1) year prior thereto, or perform any services of any competitive nature in connection with said clients or customers for anyone other than the Company.

                  (iii) The Consultant further agrees that he shall not, at any time, directly or indirectly (for his own account, or for the account of others), urge any client or customer or potential client or potential customer of the Company to discontinue business, in whole or in part, or not to do business, with the Company.

                  (iv) The Consultant further agrees that he shall not, at any time, directly or indirectly (for his own account, or for the account of others), solicit, hire or arrange to hire any person who at the time of such hire or within one (1) year prior to the time of such hire was an employee of the, for himself or for any business entity with which he may be, or may be planning to be, affiliated or associated, or otherwise interfere with the retention of employees that the Company desires to retain as such.

         B. The Consultant expressly acknowledges and agrees (i) that the restrictions set forth herein are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) that the protections afforded to the Company hereunder are necessary to protect its legitimate business interests, and (iii) that the agreement to observe such restrictions form a material part of the consideration for this Agreement.

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         11. Confidential Information. The Consultant agrees that, during the
Term of this Agreement, he shall not disclose to any person or use the same in any way, other than in the discharge of his duties under this Agreement in connection with the business of the Company, any trade secrets or confidential or proprietary information of the Company, including, without limitation, any information or knowledge relating to (i) the business, operations or internal structure of the Company, (ii) the clients (or customers) or potential clients (or potential customers) of the Company, (iii) any method and/or procedure (such as records, programs, systems, correspondence, or other documents), relating or pertaining to projects developed by the Company or contemplated to be developed by the Company, or (iv) the Company's business which is of a secret or confidential nature. Further, upon termination of this Agreement for any reason whatsoever, the Consultant shall not take with him, without prior written consent of the Board of Directors of the Company, any documents, forms, or other reproductions of any data or any information relating to or pertaining to the Company, any clients or customers or potential clients or potential customers of the Company, or any other confidential information or trade secrets.

         12. Entire Agreement; Amendments, Other Agreements. This Agreement contains the entire understanding of the Consultant and the Company with respect to the subject matter hereof and supersedes any and all prior understandings, written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing.

         13. Miscellaneous.

         A. Any notices required by this Agreement shall (i) be made in writing and mailed by certified mail, return receipt requested, with adequate postage prepaid; (ii) be deemed given when so mailed; (iii) be deemed received by the addressee within ten (10) days after given or when the certified mail receipt for such mail is executed, whichever if earlier; and (iv) in the case of the Company, be mailed to its principal office, or in the case of the Consultant, be mailed to the last address that the Consultant has given to the Company.

         B. This Agreement shall be binding upon and inure to the benefit of, the parties, their successors, assigns, personal representatives, distributees, heirs, and legatees.

         C. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

         D. In consideration of the payment of the Fee as described herein, the Consultant hereby acknowledges that he has received all payments and other benefits payable or issuable to him by the Company under any employee benefit plan or arrangement (exclusive of any vested but unpaid pension benefits), and hereby releases and forever discharges, for himself, his successors and assigns, and the Company and their respective successors and assigns, of and




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from any and all past, present or future claims, payments, demands, or rights
(other than any vested but unpaid pension benefits), whether known or unknown as of the date hereof, which he might have against the Company or their successors and assigns arising out of or in connection with any such plan or arrangement or its termination.

         E. Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement will be submitted to binding arbitration. Such arbitration shall be conducted before an arbitrator sitting in a location agreed to by the Company and the Consultant within fifty
(50) miles of the location of the Consultant's principal office, in accordance with the rules of the American Arbitration Association then in effect. Each party will be entitled to limited discovery, to consist of a maximum of three
(3) depositions (maximum two (2) hours each), and twenty-five (25) written interrogatories per party, which will be completed within sixty (60) days following the selection of the arbitrator. Judgment may be entered on the award of the arbitrator in any court having competent jurisdiction.

         F. Any failure by the Company to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any breach by the Consultant shall not affect, or constitute a waiver of, the Company's right to insist upon such strict compliance, exercise such option, enforce such right, or seek such remedy with respect to such breach or any prior, contemporaneous, or subsequent breach. No custom or practice of the Company at variance with any provision of this Agreement shall affect or constitute a waiver of, the Company's right to demand strict compliance with all provisions of this Agreement.

         G. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         H. In the event that the Consultant violates the provisions of Sections 10 and/or 11 above, upon notice from the Company informing him of the nature of such violation, the Consultant shall immediately terminate any actions which constitute such violation. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Company may have.

         I. It is recognized that damages in the event of breach of any provision of Sections 10 and/or 11 above by the Consultant would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, will be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of such requirements.


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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first hereinabove written.

                                  I. C. ISAACS & COMPANY, INC.



                                  By:  /s/ Gerald W. Lear
                                       ------------------------------------
                                       Gerald W. Lear
                                       President

                                  CONSULTANT

                                       /s/ Gary Brashers
                                       ------------------------------------
                                       Gary Brashers

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